                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 PXRE GROUP LTD
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  (PXRE LOGO)

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 12, 2001

     NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of PXRE GROUP LTD. ("PXRE") will be held on June 12, 2001 commencing at 9:00 a.m., local time, at the offices of PXRE, 99 Front Street, Hamilton HM 12, Bermuda for the following purposes:

          (1) To elect three members of the Board of Directors who, with the six other directors whose terms of office do not expire at this meeting, will constitute the full Board, as described in the Proxy Statement dated April 27, 2001 accompanying this Notice of Annual General Meeting (the "Proxy Statement"); and

          (2) To approve the recommendation of the Board of Directors that KPMG ("KPMG") be appointed as the Company's independent auditors for the fiscal year ending December 31, 2001 and to refer the determination of the auditors' remuneration to the Board of Directors.

     Only holders of the Common Shares of PXRE at the close of business on April 13, 2001, as shown by the transfer books of PXRE, are entitled to notice of, and to vote at, this Annual General Meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          DAVID J. DOYLE, Secretary

Hamilton, Bermuda
April 27, 2001

--------------------------------------------------------------------------------

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THIS ANNUAL GENERAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AT THEIR EARLIEST CONVENIENCE. ANY PROXY GIVEN MAY BE REVOKED BY SUBMITTING, AT LEAST TWO (2) HOURS PRIOR TO THE COMMENCEMENT OF THE ANNUAL GENERAL MEETING, EITHER A WRITTEN NOTICE OF SUCH REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE TO PXRE AT ITS MAILING ADDRESS, SUITE 231, 12 CHURCH STREET, HAMILTON HM 11, BERMUDA, ATTN: SECRETARY. ATTENDANCE AT THE ANNUAL GENERAL MEETING BY A SHAREHOLDER WHO HAS GIVEN A PROXY SHALL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF SUCH PROXY.
--------------------------------------------------------------------------------
IMPORTANT: PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                             ---------------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                               OF PXRE GROUP LTD.
                                 JUNE 12, 2001

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PXRE GROUP LTD., 99 Front Street, Hamilton HM 12, Bermuda ("PXRE"), of proxies from the holders of PXRE's common shares, par value $1.00 per share (the "Common Shares") for use at the Annual General Meeting of Shareholders to be held on June 12, 2001 and at any and all adjournments thereof (the "Annual Meeting"). Common Shares represented at the Annual Meeting by a properly executed and returned Proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the Proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Any Proxy given may be revoked by submitting, at least two (2) hours prior to the commencement of the Annual Meeting, either a written notice of such revocation or a duly executed Proxy bearing a later date to PXRE at its mailing address, Suite 231, 12 Church Street, Hamilton HM 11, Bermuda, Attn:
Secretary. Attendance at the Annual Meeting by a shareholder who has given a Proxy shall not in and of itself constitute a revocation of such Proxy.

     The Annual Meeting will be the second annual general meeting of PXRE, a Bermuda company, since it became the parent holding company of PXRE Corporation, a Delaware corporation ("PXRE Delaware"), in October 1999 and succeeded to the holding company functions previously conducted by PXRE Delaware. In connection with the October 1999 reorganization, each share of PXRE Delaware common stock owned by stockholders was automatically converted into and became one PXRE Common Share; PXRE Delaware's stock plans and other employee and director benefit plans were revised or amended to reflect the reorganization, including providing for future use of PXRE Common Shares in lieu of PXRE Delaware common stock thereunder; the directors who were serving as directors of PXRE Delaware became directors of PXRE; and Messrs. Gerald L. Radke (Chairman, President and Chief Executive Officer) and James F. Dore (Executive Vice President, Treasurer and Chief Financial Officer) who were executive officers of PXRE Delaware and David J. Doyle (Secretary) became officers of PXRE. Accordingly, except where the context otherwise requires, references herein to PXRE include its predecessor, PXRE Delaware.

     The mailing address of PXRE is Suite 231, 12 Church Street, Hamilton HM 11, Bermuda. The Notice of Annual General Meeting of Shareholders, this Proxy Statement and the accompanying Proxy were first transmitted to shareholders of PXRE on or about April 27, 2001.

     The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by PXRE. Directors, officers and employees of PXRE may solicit Proxies orally or in writing, without additional compensation. PXRE's regularly retained investor relations firm, Corporate Communications Inc., may also be called upon to solicit Proxies by telephone or by mail. PXRE will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Shares held in their names.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on April 13, 2001 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, 11,903,782 Common Shares were issued and outstanding and held of record by approximately 1,300 shareholders. Each Common Share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting, except that if a person constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding Common Shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, as specified in PXRE's Bye-Laws. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding Common Shares (giving effect to the limitation on voting referred to above) is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     All matters referenced in this Proxy Statement upon which the shareholders will be asked to consider and vote upon will, in accordance with PXRE's Bye-Laws, be decided by an ordinary resolution, that is, a resolution passed by a simple majority of votes cast in person or by proxy at the meeting. A resolution put to the vote of the meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to PXRE's Bye-Laws. On matters to be decided by ordinary resolution, shares represented at the meeting whose votes are withheld on any matter, shares which are represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) and the shares which abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter but are counted for quorum purposes. If a broker holds Common Shares in "street name", the broker may vote such Common Shares on the two matters being presented to the Annual General Meeting even if the broker does not receive instructions from the shareholder.

     The following table indicates those persons known to PXRE (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who own beneficially more than 5% of PXRE's Common Shares as of the Record Date:

                                  NAME AND ADDRESS                  AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS                  OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   OF CLASS
--------------                  -------------------                 --------------------   --------
Common Shares     Phoenix Home Life Mutual........................   1,131,700 shares(1)      9.5%
                  Insurance Company
                  One American Row
                  Hartford, CT 06115
Common Shares     Select Reinsurance Ltd..........................   1,112,200 shares(2)      9.3%
                  Corner House
                  20 Parliament Street, 4th Floor
                  Hamilton, HM 12 Bermuda
Common Shares     DePrince, Race & Zollo, Inc.....................   1,156,900 shares(3)      9.7%
                  201 S. Orange Avenue
                  Suite 850
                  Orlando, FL 32801

                                  NAME AND ADDRESS                  AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS                  OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   OF CLASS
--------------                  -------------------                 --------------------   --------
Common Shares     Royce & Associates, Inc.........................   1,166,260 shares(4)      9.7%
                  and Affiliates
                  1414 Avenue of the Americas
                  New York, NY 10019
Common Shares     FMR Corp. and Affiliates........................   1,181,063 shares(5)      9.8%
                  82 Devonshire Street
                  Boston, MA 02109
Common Shares     SAB Capital Advisors, L.L.C.....................     714,000 shares(6)      6.0%
                  and Affiliates
                  650 Madison Avenue
                  26th Floor
                  New York, NY 10022

---------------

(1) According to the Schedule 13G and Form 4 filed with the Securities and Exchange Commission (the "Commission") by Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life"), Phoenix Home Life may be deemed to beneficially own the 1,131,700 Common Shares indicated opposite Phoenix Home Life's name in the above table. Phoenix Home Life reports sole voting power and sole dispositive power in respect of the 1,131,700 Common Shares.
(2) According to the Schedule 13G filed with the Commission by Select Reinsurance Ltd. ("Select Re"), Select may be deemed to beneficially own the 1,112,200 Common Shares indicated opposite Select Re's name in the above table. Select Re reports sole voting power and sole dispositive power in respect of the 1,112,200 Common Shares, except that voting and dispositive power is exercised through Select Re's sole investment advisor Mariner Investment Group, Inc. ("Mariner") and accordingly may be deemed to share voting and dispositive power. Select Re also reports that Mr. William Michaelcheck is 100% shareholder of Mariner and Chairman of the Board of Select Re.
(3) According to the Schedule 13G filed with the Commission by DePrince, Race & Zollo, Inc. ("DePrince"), DePrince may be deemed to beneficially own the 1,156,900 Common Shares indicated opposite DePrince's name in the above table. DePrince reports sole voting and sole dispositive power in respect of the 1,156,900 Common Shares.
(4) According to the Schedule 13G filed with the Commission by Royce & Associates, Inc., Royce Management Company and Charles M. Royce, as a group, Royce Management Company and Charles M. Royce may be deemed to beneficially own the 1,166,260 Common Shares indicated opposite their name in the above table, by virtue of Royce & Associates, Inc.'s ownership of 1,162,460 Common Shares, as to which it is reported to possess sole voting and dispositive power, and by virtue of Royce Management Company's ownership of 3,800 Common Shares, as to which it is reported to possess sole voting and dispositive power. The group reports that Mr. Royce may be deemed to beneficially own the Common Shares beneficially owned by Royce & Associates, Inc. and Royce Management Company but disclaims beneficial ownership of such Common Shares.
(5) According to the Schedule 13G filed with the Commission by FMR Corp. ("FMR") and various affiliates thereof, FMR, Mr. Edward C. Johnson 3d, Abigail P. Johnson and other members of the Johnson family may be deemed to beneficially own the 1,181,063 Common Shares indicated opposite FMR's name in the above table, by virtue of FMR's 100% ownership of Fidelity Management & Research Company ("Fidelity"). Fidelity, in its capacity as a registered investment advisor to Fidelity

    Low Priced Stock Fund may be deemed to be the beneficial owner of such 1,181,063 Common Shares. Neither FMR, Mr. Johnson nor Ms. Johnson reports sole or shared voting power in respect of the 1,181,063 Common Shares. Each of FMR, Mr. Johnson and Ms. Johnson reports sole dispositive power in respect of the 1,181,063 Common Shares.
(6) According to the Schedule 13G filed with the Commission by SAB Capital Advisors, L.L.C. ("SABCA"), SAB Capital Partners, L.P. ("SABCPI"), SAB Capital Partners II, L.P. (SABCPII"), SAB Capital Management, L.L.C. ("SABCM"), SAB Overseas Capital Management, L.P. ("SABOCM") and Scott A. Bommer, as a group (collectively, "SAB"), SAB may be deemed to beneficially own the 714,000 Common Shares indicated opposite their name in the above table by virtue of SABCPI's ownership of 657,611 Common Shares and SABCPII's ownership of 9,561 Common Shares, as to which SABCA is reported to exercise shared voting and dispositive power for said 667,172 Common Shares, and SABOCM's ownership of 46,828 Common Shares, as to which SABCM is reported to possess shared voting and dispositive power for said 46,828 Common Shares. SAB reports that Mr. Bommer may be deemed to beneficially own and exercise shared voting and dispositive power with respect to the 714,000 Common Shares beneficially held by SAB.

     To PXRE's knowledge, no other person owns of record or beneficially more than 5% of the outstanding Common Shares as of the Record Date.

                       NOMINEES FOR ELECTION AS DIRECTORS

     PXRE's Bye-Laws provide for the election of directors by the shareholders. In accordance with the Bye-Laws, PXRE's Board of Directors is divided into three classes (Classes I, II and III) as nearly equal in number as possible. The terms of office of the members of one class expire and a successor class is elected at each annual general meeting of the shareholders.

     At the Annual Meeting, the terms of office of the Class III directors will terminate. Therefore, the Board of Directors has nominated F. Sedgwick Browne, Bernard Kelly and David W. Searfoss (all of whom are also presently serving on the Board) for re-election as Class III directors to serve three-year terms until the annual general meeting of shareholders is held in 2004 and until their successors have been elected and qualified. It is intended that Proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the Proxies will be voted for the election of a substitute nominee in accordance with the judgment of the Proxy holder.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED ABOVE.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The following are the directors of PXRE:

          Gerald L. Radke (56) has been the President, Chief Executive Officer and a director of PXRE (and its predecessor PXRE Delaware) since 1986 (and its Chairman of the Board of Directors since June 1995). From August 1993 until the merger (the "Merger") in December 1996 of Transnational Re Corporation ("TREX") with and into PXRE Delaware, Mr. Radke also served as President, Chief Executive Officer and Chairman of the Board of Directors of TREX.

          F. Sedgwick Browne (58) is a senior counsel at Morgan, Lewis & Bockius LLP (law firm), specializing in the insurance and reinsurance industry. Prior to becoming a partner of Morgan, Lewis & Bockius LLP on October 1, 1994, he was a partner of Lord Day & Lord, Barrett Smith. Mr. Browne was elected a director of PXRE Delaware in June 1999.

          Robert W. Fiondella (58) has been Chairman of the Board of Directors, President and Chief Executive Officer of Phoenix Home Life since February 1994. From July 1992 to February 1994, he was President and Principal Operating Officer of Phoenix Home Life, and from February 1989 to June 1992, he was President and Chief Operating Officer of Phoenix Mutual Life Insurance Company, a predecessor of Phoenix Home Life ("Phoenix Mutual"). Mr. Fiondella is also a director of Phoenix Charter Oak Trust Company, a well as an officer and director of various other Phoenix Home Life subsidiaries. Mr. Fiondella is also a director of Hilb, Rogal and Hamilton, an insurance brokerage firm.

          Franklin D. Haftl (66), who was elected a director of PXRE Delaware in February 1997, has been in the insurance and reinsurance industry since 1958. He served as President and Chief Executive Officer of Unione Italiana Reinsurance Company of America, Inc. from October 1988 to March 1994. Mr. Haftl served as a director of TREX from January 1994 until the Merger in December 1996. Mr. Haftl is a certified arbiter member of the American Arbitration Association and has served and continues to serve as an umpire on numerous arbitration panels adjudicating commercial insurance and reinsurance related disputes.

          Bernard Kelly (71), who was elected a director of PXRE Delaware in December 1988, is a U.K. attorney and Chairman of Bernard Kelly & Associates, a financial consultant, and was formerly Vice Chairman and Managing Director of Lazard Brothers & Co. Ltd., London. Mr. Kelly also is a director of a number of companies, including PXRE Ltd. (a corporate member of Lloyd's) and Societe Generale d'Investissements SA, a quoted Luxembourg industrial holding company, PXP International Ltd., a U.K. subsidiary of Phoenix Investment Partners, and is also Chairman of Langbourne Income Growth & Property Unit Trust and Nexus Structured Finance Ltd., an agency for private sector finance to state U.K. institutions.

          Halbert D. Lindquist (55), was appointed by the Board of Directors in November 2000 to fill the casual vacancy that arose upon the retirement of Mr. Wilson Wilde from the Board. Mr. Lindquist is the Senior Investment Officer for Blackstone Alternative Asset Management, where he is responsible for managing a $1.5 billion fund of funds hedge fund portfolio. Mr. Lindquist is also a principal of Tucson Asset Management, Inc. and Presidio Securities, Inc.

          Wendy Luscombe (49), who was elected a director of PXRE Delaware in November 1993, has been a principal of WKL Associates, a company which provides U.S. real estate investment advisory services to U.K. companies, since May 1994. Ms. Luscombe is also principal real estate advisor to Prudential Portfolio Managers America Limited. Ms. Luscombe was also a director of Berkeley Commercial Investments, the commercial real estate investment arm of Berkeley Group plc, a U.K. public company, until June 1996.

          Philip R. McLoughlin (54) has been Chairman, Chief Executive Officer and a director of Phoenix Investment Partners, formerly Phoenix Duff & Phelps Corporation ("Phoenix Investment Partners") since October 1995. Phoenix Investment Partners is an investment management company and a subsidiary of Phoenix Home Life. Since July 1992, Mr. McLoughlin has also been Executive Vice President and Chief Investment Officer of Phoenix Home Life. From December 1988 to June 1992, he was Executive Vice President, Investments of Phoenix Mutual. Mr. McLoughlin is currently president and a director or trustee of 31 registered investment companies which are affiliated with Phoenix Home Life, a director of both World Trust and Emerging World Trust, each a Luxembourg organized investment trust, and Phoenix Charter Oak Trust Company, as well as a director and officer of various other Phoenix Home Life subsidiaries.

          David W. Searfoss (50) has been Executive Vice President and Chief Financial Officer of Phoenix Home Life since October 1994. From July 1992 to October 1994, he was Senior Vice President and Chief Financial Officer of Phoenix Home Life, and from November 1987 to June 1992, he was Senior Vice President and Chief Financial Officer of Phoenix Mutual. Mr. Searfoss has served as a director of PXRE since December 1987. Mr. Searfoss is also an officer and director of various Phoenix Home Life subsidiaries and is a director of Hilb, Rogal and Hamilton.

     Unless otherwise indicated, all directors have served in such capacity with PXRE since its organization in August 1999 and with its predecessor, PXRE Corporation, since 1986.

     In addition to the executive officer listed as being a director, PXRE has the following executive officers:

          James F. Dore (55) is Executive Vice President, Treasurer and Chief Financial Officer of PXRE and has been such since June 1999. Prior thereto, Mr. Dore was Senior Vice President -- Financial Market Products for Employers Reinsurance Corporation. Before assuming responsibility for Financial Market Products, Mr. Dore was Chief Financial Officer of Employers Reinsurance Corporation, prior to which he was Chief Financial Officer of GE Capital Mortgage Corporation.

          Michael J. Bleisnick (49) is Executive Vice President -- London Market Operations and has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE. From August 1993 until the Merger in December 1996, Mr. Bleisnick also served as an Executive Vice President of TREX.

          Gordon Forsyth, III (53) is Executive Vice President -- North American Operations and Chief Underwriting Officer for Traditional Products and has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE. From August 1993 until the Merger in December 1996, Mr. Forsyth also served as an Executive Vice President of TREX.

          Charles B. Penruddocke (57) is Managing Director and Executive Vice President -- International Operations and has been an Executive Vice President of PXRE since June 1998. Prior thereto, he was Senior Vice President -- International Operations at F&G Re, the reinsurance arm of the USF&G Group.

          Jeffrey L. Radke (32) is Executive Vice President of PXRE and President of PXRE Reinsurance Ltd. and has been such since January 2000. Prior thereto, Mr. Radke served as President of Select Re. From 1996 to 1998, he was Senior Vice President -- Capital Markets Products of CAT Limited, prior to which he was a Vice President of Guy Carpenter & Company, a reinsurance brokerage firm. Jeffrey Radke is Gerald Radke's son.

          Michael J. Toman (50) is Executive Vice President -- Direct Reinsurance and has been an Executive Vice President of PXRE since June 1998. Prior thereto, he was a Senior Vice President at General Reinsurance Corporation, where he was responsible for treaty underwriting operations. Before General Reinsurance Corporation purchased National Reinsurance Corporation, Mr. Toman had been in charge of National Reinsurance Corporation's treaty underwriting division.

     All executive officers of PXRE hold office at the pleasure of the Board of Directors.

     The following table sets forth certain information concerning beneficial ownership of PXRE's Common Shares by the directors, the five executive officers named below under the heading "EXECUTIVE COMPENSATION" and all directors and executive officers as a group, as of the Record Date:

                                                       SHARES (AND PERCENT)       DIRECTOR
DIRECTORS AND FIVE CURRENT NAMED EXECUTIVE OFFICERS    BENEFICIALLY OWNED(1)      TERM ENDS
---------------------------------------------------    ---------------------      ---------
Gerald L. Radke......................................          223,093(2)           2002
F. Sedgwick Browne...................................           25,325(3)*            (4)
Robert W. Fiondella..................................           29,722(3)*          2003
Franklin D. Haftl....................................           21,365(3)*          2002
Bernard Kelly........................................           28,691(3)*            (4)
Halbert D. Lindquist.................................            4,325(3)*          2003
Wendy Luscombe.......................................           24,222(3)*          2002
Philip R. McLoughlin.................................           22,853(3)*          2003
David W. Searfoss....................................           28,155(3)*            (4)
Michael J. Bleisnick.................................           90,649(5)*            --
James F. Dore........................................           34,670(6)*            --
Gordon Forsyth, III..................................          103,870(7)*            --
Michael J. Toman.....................................           52,548(8)*            --
All directors and executive officers as a group
  (15 persons).......................................          771,308(9)

---------------

*  Beneficially owns less than 1% of PXRE's issued and outstanding Common
   Shares.

(1) The number of Common Shares set forth opposite the names of Mr. Browne, Mr. Haftl, Mr. Kelly, Mr. Lindquist and Ms. Luscombe does not include the 2,000 shares granted to each such director under the PXRE Director Deferred Stock Plan (described below under the heading "THE BOARD OF DIRECTORS AND ITS COMMITTEES AND DIRECTOR COMPENSATION"), as to which shares such directors currently hold neither voting nor investment power. Pursuant to the terms of the Director Deferred Stock Plan, on each date that dividends are paid to shareholders in respect of the Common Shares, PXRE makes dividend equivalent payments, in cash, in respect of each Common Share granted, but not yet delivered, under such Plan.
(2) Mr. Radke beneficially owns 1.87% of PXRE's issued and outstanding Common Shares. The number of Common Shares set forth opposite Mr. Radke's name includes currently exercisable options to purchase 118,989 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, such Common Shares for which Mr. Radke holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by Mr. Radke.
(3) Includes with respect to each of the following individuals, currently exercisable options to purchase the indicated number of Common Shares: Mr. Browne, 12,182 shares; Mr. Fiondella, 28,222 shares; Mr. Haftl, 19,730 shares; Mr. Kelly, 23,378 shares; Mr. Lindquist, 4,325 shares; Ms. Luscombe, 23,072 shares; Mr. McLoughlin, 20,686 shares; and Mr. Searfoss, 26,055 shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, such Common Shares for which the named director holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by such director.
(4) Term of office of Class III directors terminates at the forthcoming 2001 Annual Meeting.

(5) Includes currently exercisable options to purchase 64,128 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 64,128 Common Shares for which Mr. Bleisnick holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by Mr. Bleisnick.
(6) Includes currently exercisable options to purchase 12,500 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 12,500 Common Shares for which Mr. Dore holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by Mr. Dore.
(7) Includes currently exercisable options to purchase 66,651 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 66,651 Common Shares for which Mr. Forsyth holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by Mr. Forsyth.
(8) Includes currently exercisable options to purchase 12,500 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 12,500 Common Shares for which Mr. Toman holds currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by Mr. Toman.
(9) The directors and executive officers as a group beneficially own 6.5% of PXRE's outstanding Common Shares. The number of shares includes currently exercisable options to purchase 466,012 Common Shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, such Common Shares for which PXRE's directors and executive officers as a group hold currently exercisable options have been added to the total number of issued and outstanding Common Shares solely for the purpose of calculating the percentage of such total number of issued and outstanding Common Shares beneficially owned by such directors and executive officers as a group.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES
                           AND DIRECTOR COMPENSATION

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In 2000, the Board of Directors of PXRE met six (6) times. No director attended fewer than 75% of the aggregate of (i) the total number of Board meetings (held when such person was a director) and (ii) the total number of meetings held by the standing committees on which he or she served (during the periods that he or she served).

     There are four standing committees of the Board of Directors: the Audit Committee, the Human Resources Committee, the Investment Committee and the Executive Committee. The committees are composed entirely of directors who are not employees of PXRE, except for Mr. Radke who is a member of the Executive Committee.

     The members of the Audit Committee are Messrs. Kelly (Chairman), Browne, Haftl, McLoughlin and Searfoss. The members of the Audit Committee are responsible for assisting the Board of Directors in fulfilling its responsibilities in connection with PXRE's accounting and financial reporting practices. In 2000, the Audit Committee met three (3) times.

     The members of the Human Resources Committee are Messrs. Fiondella (Chairman), Haftl, Lindquist and Searfoss and Ms. Luscombe. The Human Resources Committee performs the functions of a compensation committee, including the administration of PXRE's various stock option and other compensation plans. In 2000, the Human Resources Committee met three (3) times.

     The members of the Investment Committee are Ms. Luscombe (Chairwoman) and Messrs. Browne, Kelly, Lindquist and McLoughlin. The members of the Investment Committee are responsible for monitoring and approving the investment policies and the investments of PXRE and its reinsurance and trading subsidiaries, including PXRE Reinsurance Company ("PXRE Reinsurance") and PXRE Reinsurance Ltd. ("PXRE Bermuda"), and for overseeing investment management carried out by Phoenix Investment Partners and by Mariner. In 2000, the Investment Committee met two (2) times.

     The members of the Executive Committee are Messrs. Gerald Radke and Fiondella. The Executive Committee is vested with the authority to exercise the powers of the full Board of Directors during the intervals between its meetings. In 2000, the Executive Committee did not meet.

     PXRE does not have a standing nominating committee. However, upon the request of the Board of Directors, the Executive Committee has occasionally functioned in this role.

     Notwithstanding anything to the contrary set forth in any of PXRE's previous or future filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee of the Board of Directors of PXRE shall not be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF PXRE

     The Audit Committee of the PXRE Board of Directors (the "Committee") is composed of 5 independent directors and operates under a written charter adopted by the Board of Directors (Appendix A). The members of the Audit Committee are Bernard Kelly (Chairman), F. Sedgwick Browne, Franklin D. Haftl, Philip R. McLoughlin and David W. Searfoss. The Committee recommends to the Board of Directors (for the Board's recommendation to shareholders) the selection of PXRE's independent accountants.

     Management is responsible for PXRE's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of PXRE's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that PXRE's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed PXRE's consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified or supplemented. PXRE's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the Committee discussed with the independent accountants that firm's independence.

     Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that PXRE's audited consolidated financial statements be included in PXRE's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     Audit Committee:
        Bernard Kelly (Chairman)
        F. Sedgwick Browne
        Franklin D. Haftl
        Philip R. McLoughlin
        David W. Searfoss

COMPENSATION OF DIRECTORS

     CASH COMPENSATION. In 2000, non-employee directors received an annual retainer of $25,000 (plus an additional $3,000 for Committee Chairpersons) payable at the beginning of the year plus Board and standing committee meeting fees of $1,500 per meeting. During the 2000 fiscal year, PXRE paid a total of $129,000 in directors' fees. See "Other Compensation" below.

     OTHER COMPENSATION. Under the PXRE Director Equity and Deferred Compensation Plan (the "Director Compensation Plan"), non-employee directors may elect to defer receipt of the annual retainer and fees for services as a member of the Board and such directors are allowed to elect, prior to the subject year, to receive all or a portion of the annual retainer amount and the fee-for-services amount, in PXRE Common Shares or options to purchase PXRE Common Shares. Deferred amounts are credited with earnings (losses) mirroring the fund or funds provided in the PXRE 401(k) Savings and Investments Plan (the "401(k) Plan") that are designated by the director. The number of shares which may be awarded to a director upon such director's election to receive Common Shares in lieu of all or a portion of the annual retainer, and the fee-for-services amount, is the number of whole shares equal to (i) the portion of the annual retainer, and the fee-for-services amount, for which the director has made such election, divided by (ii) the "fair market value" per Common Share, as determined pursuant to the Director Compensation Plan.

     The number of whole Common Shares subject to an option grant under the Director Compensation Plan is determined by dividing the portion of the annual retainer, and the fee-for-services amount, for which the director has made such election by the "option value", as determined pursuant to the Director Compensation Plan. The exercise price per share under each option is equal to the "fair market value" per share, as determined pursuant to the Director Compensation Plan. Options granted under the Director Compensation Plan are immediately exercisable and may be exercised until the tenth anniversary of the date of grant. In the event a director terminates service on the Board, such person's options are exercisable for three years after the date of termination of service, but not beyond the original expiration date. In the event of death of a director after terminating service on the Board, any outstanding options expire on the later of the date applicable to the director at the time the director terminated service or one year from the date of death, provided that in no event may an option be exercised beyond its original expiration date.

     For purposes of the Director Compensation Plan, "fair market value" means
(i) the average of the high and low share prices quoted for PXRE Common Shares on the New York Stock Exchange over the twenty (20) trading days prior to the December 31 immediately prior to the calendar year for which the annual retainer is payable, and (ii) the average of the high and low share prices quoted for PXRE Common Shares on the New York Stock Exchange on the date of the meeting for which the fee-for-services relate. For purposes of the Director Compensation Plan, "option value" means (i) the value of an option determined as of December 31 immediately preceding the calendar year for which the annual retainer is payable in accordance with the Black-Scholes option valuation model, discounted by 20%, and
(ii) the value of an option determined as of the date of the meeting for which the fee-for-services relate and computed as provided above.

     During the 2000 fiscal year, no PXRE Common Shares were awarded pursuant to the Director Compensation Plan; however, options for 48,598 shares at an exercise price of $12.8125, were granted pursuant to the Director Compensation Plan to the directors who elected to receive options to purchase PXRE Common Shares.

     The Director Compensation Plan is administered by the Board of Directors. The Board has full power and authority to construe and interpret the Director Compensation Plan and adopt and amend such rules and regulations for the administration of the Director Compensation Plan as it deems desirable. The Board may amend the Director Compensation Plan as it deems advisable, provided that shareholder approval is required for any amendment to the Director Compensation Plan which (i) materially increases the benefit accruing to participants under the Director Compensation Plan, (ii) increases the number of securities which may be issued under the Director Compensation Plan, or (iii) materially modifies the requirements for participants in the Director Compensation Plan. Additionally, no amendment may materially and adversely affect any right of a director with respect to any option previously granted without such director's written consent. The Board may terminate the Director Compensation Plan at any time. If not earlier terminated by the Board, the Director Compensation Plan will terminate immediately following the annual meeting of PXRE's shareholders in 2007.

     Under the PXRE Director Stock Plan, as amended (the "Director Stock Plan"), each non-employee director is automatically granted annually, on the date of PXRE's annual general meeting, an option exercisable (subject to a three-year vesting period) for the purchase of 5,000 PXRE Common Shares at a price per share equal to the market value at the date of grant. Each option becomes vested and exercisable ratably over the three years immediately following its date of grant. In the event a director terminates service on the Board by reason of death, retirement (defined to be retirement as of the annual general meeting of shareholders coinciding with or next following attainment of age 72) or disability, the total number of option shares will become immediately exercisable and will continue to be exercisable for three years (but not beyond its original expiration date). In the event a director terminates service on the Board other than by reason of death, disability or retirement, such person's options (to the extent vested and exercisable upon such termination) will be exercisable for three months after the date of termination of service, but not beyond the original expiration date. In the event of death of a director after terminating service on the Board, any outstanding options will expire on the later of the date applicable to the director at the time the director terminated service or one year from the date of death, provided that in no event may an option be exercised beyond its original expiration date. Each option and all rights thereunder are nonassignable and nontransferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as described in Section 414(p) of the Code). No option may be repriced after the date of grant (other than in connection with an adjustment in the Company's Common Shares, as provided in the Plan).

     On the date of the annual meetings of shareholders in 1995 and 1996, options for 1,000 shares were granted, pursuant to the Director Stock Plan, to each non-employee director then in office at exercise prices of $23.25 and $24.95, respectively. On the date of the annual meetings of shareholders in 1997, 1998 and 1999, options for 3,000 shares, and on the date of the annual meeting of shareholders in 2000, options for 5,000 shares, were granted, pursuant to the Director Stock Plan, to each non-employee director then in office at exercise prices of $28.14, $31.11, $17.70 and $14.79, respectively. As of the Record Date, options for a total of 126,000 shares had been granted pursuant to the Director Stock Plan, of which a total of 71,000 are currently exercisable. Additionally, commencing in 2000, under the Director Stock Plan each non-employee director is automatically granted annually, on the date of PXRE's annual general meeting, 1,000 PXRE Common Shares subject to certain restrictions, which restrictions lapse ratably over a period of 3 years from the date of grant (other than in the case of a change of control, the Common Shares of PXRE ceasing to be publicly traded or the death, disability or retirement of the director, which will result in a lapse of the restriction). As of the Record Date, 8,000 restricted shares had been granted pursuant to the Director Stock Plan, 1,000 of which are currently vested. Directors who are granted restricted PXRE Common Shares under the Director Stock Plan are entitled to receive dividends on and to vote such shares during the restricted period.

     The Director Stock Plan is administered by the Board of Directors, which is authorized to interpret the Director Stock Plan but has no authority with respect to the selection of directors to receive options, the number of shares subject to the Director Option Plan or to each grant thereunder, or the option price for shares subject to options. The Board may amend the Director Option Plan as it deems advisable but may not, without further approval of the shareholders, increase the maximum number of shares under the Director Stock Plan or options or restricted shares to be granted thereunder, change the option price or price of the restricted shares provided in the Director Stock Plan, extend the period during which options or restricted shares may be granted or exercised, or change the class of persons eligible to receive options or restricted shares.

     Under the PXRE Director Deferred Stock Plan (the "Director Plan"), eligible non-employee directors of PXRE upon becoming directors are each granted the right to receive 2,000 Common Shares (subject to anti-dilution adjustments) at certain specified times following their respective terminations as PXRE directors. As of the Record Date, eligible non-employee PXRE directors as a group have the right to receive a total of 10,000 Common Shares pursuant to the terms of the Director Plan.

     On each date on which dividends are paid to holders of PXRE Common Shares, each director who has been granted the right to receive Common Shares under the Director Plan is paid an amount in cash equal to the product of (i) the dividend per share for the applicable dividend payment date and (ii) the number of shares which have been granted to the director but which have not yet been delivered.

     The Director Plan is administered by the Board of Directors, which may amend or terminate the Director Plan at any time. However, no such amendment or termination may reduce the number of shares that had been granted to the directors prior to such amendment or termination.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, is recommending that the firm of KPMG ("KPMG") be appointed as PXRE's independent accountants for the fiscal year ending December 31, 2001. This recommendation is being presented to the shareholders for their approval at the Annual Meeting. KPMG has not previously audited PXRE's financial statements. PXRE's financial statements were audited by PricewaterhouseCoopers from July 1, 1986 through December 31, 2000. A representative of each of KPMG and PricewaterhouseCoopers is expected to attend the Annual Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the accountants' remuneration to the Board of Directors.

     The Board of Directors has, subject to the approval of the shareholders, selected KPMG as the independent auditor of PXRE for the fiscal year ending in December 31, 2001, and the shareholders are being asked to approve that selection.

     PXRE's previous auditor, PricewaterhouseCoopers, notified the Company on March 12, 2001 that it declined to stand for re-appointment as PXRE's auditor for fiscal year 2001. PricewaterhouseCoopers' decision followed the recommendation of the Audit Committee of the PXRE's Board of Directors, and the Board of Directors' determination on February 13, 2001, to conduct a review of auditing services and to invite PricewaterhouseCoopers, KPMG and another firm of independent auditors to make proposals to the Board of Directors for the provision of auditing services.

     The reports of PricewaterhouseCoopers on PXRE's financial statements for the fiscal years ended December 31, 2000 and 1999 were unqualified and contained no adverse opinion or disclaimer of opinion and no such report was qualified or modified as to uncertainty, audit scope, or accounting principles. During the past two fiscal years and the interim period preceding PricewaterhouseCoopers' election not to stand for re-appointment, PXRE had no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and no events of the nature required to be reported under Item 304(a)(1)(v) of Regulation S-K have occurred.

     The retention of KPMG was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors on April 3, 2001. During the past two fiscal years, PXRE has had no consultations with KPMG concerning: (a) the application of accounting principles to a specific transaction or the type of opinion that might be rendered on PXRE's financial statements as to which a written report was provided to PXRE or as to which PXRE received oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K. KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     PXRE filed its Form 8-K on March 16, 2001, reporting
PricewaterhouseCoopers' election not to stand for reappointment, and filed its Form 8-KA on April 10, 2001, reporting the engagement of KPMG as PXRE's independent auditor subject to the approval of PXRE's shareholders.

AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND ALL OTHER FEES

     The aggregate fees for professional services rendered by PricewaterhouseCoopers and Ernst & Young in respect of PXRE's Lloyd's Syndicate for the audit of PXRE's 2000 annual financial statement and the reviews of the financial statements included in PXRE's Forms 10-Q for 2000 are estimated to be $598,000, of which $463,000 have been billed through March 31, 2001. PricewaterhouseCoopers provided no financial information systems design and implementation services for PXRE during 2000. The aggregate fees for other professional services (principally comprising tax services) rendered by PricewaterhouseCoopers for PXRE during 2000 are estimated to be $368,000, of which $368,000 have been billed through March 31, 2001. The Audit Committee of the PXRE Board of Directors considered whether the provision of such other services is compatible with maintaining PricewaterhouseCoopers' independence.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE APPOINTMENT OF KPMG AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 AND THE REFERRAL TO THE BOARD OF DIRECTORS OF THE DETERMINATION OF THE ACCOUNTANTS' REMUNERATION.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text describe the compensation paid in 2000 and the two prior fiscal years to PXRE's Chief Executive Officer and PXRE's four other most highly compensated executive officers. Also described below is certain future compensation such individuals may be eligible to receive upon retirement or following certain terminations of employment or certain changes of control.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                        -------------------------   ----------------------------
                                                                                                    SECURITIES
                                                                                     RESTRICTED     UNDERLYING      ALL OTHER
NAME AND                                                 BONUS     OTHER ANNUAL        STOCK           STOCK       COMPENSATION
PRINCIPAL POSITION                    YEAR    SALARY    ($)(1)    COMPENSATION(2)   AWARDS($)(3)   OPTIONS(#)(4)      ($)(5)
------------------                    ----   --------   -------   ---------------   ------------   -------------   ------------

Gerald L. Radke.....................  2000   $519,100        --        78,930         $112,500        82,000         $29,044
  Chairman, President and             1999    494,000   $70,000       224,986          510,250            --          28,014
  Chief Executive Officer             1998    475,000        --            --          243,115        15,142         232,021

Michael J. Bleisnick................  2000    350,788        --            --           62,500        50,000          24,821
  Executive Vice                      1999    348,095    25,000            --          314,000            --          24,065
  President -- London Market          1998    303,662        --            --          140,118         7,977         210,116
  Operations

James F. Dore(6)....................  2000    321,471        --        65,948           62,500        50,000          15,527
  Executive Vice President,           1999    182,418    33,000        23,055          278,400            --           4,200
  Treasurer and Chief                 1998         --        --            --               --            --              --
  Financial Officer

Gordon Forsyth, III.................  2000    347,135        --            --           62,500        50,000          23,207
  Executive Vice                      1999    301,729    33,000            --          255,125            --          22,048
  President -- North American         1998    288,750        --            --          140,118         7,977         210,116
  Operations

Michael J. Toman(7).................  2000    294,376        --            --           62,500        50,000          17,889
  Executive Vice                      1999    274,225    33,000            --          245,312            --          14,025
  President -- Direct Reinsurance     1998    144,800    60,000            --          415,953            --           4,200

---------------

(1) For 1999, consists of discretionary cash bonuses awarded in 2000 in respect of fiscal year 1999. For 1998, consists of cash bonuses awarded in 1999 in respect of fiscal year 1998 pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan (the "Bonus Plan").
(2) Consists of amounts paid to reimburse Mr. Radke for taxes paid by him (i) in respect of the Bermuda reorganization, (ii) in respect of income he may be treated as having received for income tax purposes relating to PXRE's provision of Bermuda housing for Mr. Radke and to PXRE's reimbursement of travel expenses incurred by Mr. Radke when traveling to Bermuda, and (iii) in respect of income arising from the forgiveness of certain accrued interest on an outstanding loan. (See column entitled "All Other Compensation".) The loan was repaid in full on March 1, 1998. With respect to Mr. Dore, consists of amounts paid to reimburse Mr. Dore for taxes paid by him in respect of income he may be treated as having received for income tax purposes relating to PXRE's provision of Bermuda housing for Mr. Dore and to PXRE's reimbursement of travel expenses incurred by Mr. Dore when traveling to Bermuda.
(3) No restricted shares were awarded under the Bonus Plan in respect of fiscal years 1998, 1999 or 2000. Includes awards to Messrs. Radke, Dore, Bleisnick, Forsyth and Toman, respectively, in respect of fiscal year 1998, of 7,381, 0, 4,254, 4,254 and 13,500 restricted PXRE Common Shares, and in respect of fiscal year 1999 of 26,000, 15,000, 16,000, 13,000 and 12,500 restricted
    PXRE Common Shares, in each case pursuant to PXRE's 1992 Officer Incentive Plan. Pursuant to the 1992 Officer Incentive Plan, such restricted shares will vest in four equal annual installments, with the final installment on February 11,

    2003. During the holding periods, such shares are entitled to receive dividends, if any, declared with respect to PXRE Common Shares. The aggregate holdings and market value of restricted stock held on December 31, 2000 by Mr. Radke was 35,759 restricted shares with a market value of $603,433; by Mr. Dore was 20,000 restricted shares with a market value of $337,500; by Mr. Bleisnick was 20,870 restricted shares with a market value of $352,181; by Mr. Forsyth was 18,620 restricted shares with a market value of $314,212; and by Mr. Toman was 27,875 restricted shares with a market value of $470,390.
(4) Consists of non-qualified options granted in respect of PXRE Common Shares pursuant to PXRE's 1992 Officer Incentive Plan.
(5) For Mr. Radke, consists of: $25,730, $24,700 and $23,750 contributed by PXRE in 2000, 1999 and 1998, respectively, to the 401(k) Plan (which is a contributory defined contribution plan), $1,712 paid by PXRE during each of 2000, 1999 and 1998 with respect to a supplemental term life insurance policy for Mr. Radke's benefit, $1,602 paid by PXRE during each of 2000, 1999 and 1998 with respect to a supplemental disability insurance policy for Mr. Radke's benefit, $4,642 representing the amount of interest accrued in 1997 and forgiven in respect of a loan of $70,125 made to Mr. Radke in 1988, the full principal amount of which was outstanding during 1997 and was repaid on March 1, 1998 and, for 1998, $204,957 paid in February 1999 (but earned as of December 31, 1998) pursuant to the Transnational Re Officer Incentive Plan assumed by PXRE in the Merger (the "TREX Plan"); for Mr. Dore, consists of $8,327 contributed by PXRE in 2000 to the 401(k) Plan and $7,200 and $4,200 paid to Mr. Dore during 2000 and 1999 with respect to a car allowance; for Mr. Bleisnick, consists of: $17,621, $16,865 and $14,437 contributed by PXRE in 2000, 1999 and 1998, respectively, to the 401(k) Plan, $7,200 paid by PXRE to Mr. Bleisnick during 2000, 1999 and 1998 with respect to a car allowance, and, for 1998, $188,479 paid in February 1999 (but earned as of December 31, 1998) pursuant to the TREX Plan; for Mr. Forsyth, consists of: $16,007, $14,848 and $14,437 contributed by PXRE in 2000, 1999 and 1998, respectively, to the 401(k) Plan, $7,200 paid by PXRE to Mr. Forsyth during 2000, 1999 and 1998 with respect to a car allowance, and, for 1998, $188,479 paid in February 1999 (but earned as of December 31, 1998) pursuant to the TREX Plan; and for Mr. Toman, consists of $10,689 and $6,825, contributed by PXRE in 2000 and 1999 to the 401(k) Plan, $7,200, $7,200 and $4,200 paid by PXRE to Mr. Toman during 2000, 1999 and 1998 with respect to a car allowance.
(6) Joined PXRE in June 1999.
(7) Joined PXRE in June 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     During 2000, 900,450 options were granted pursuant to PXRE's 1992 Officer Incentive Plan.

                                                                 INDIVIDUAL GRANTS
                                      ------------------------------------------------------------------------
                                        NUMBER OF       % OF TOTAL
                                        SECURITIES       OPTIONS
                                        UNDERLYING      GRANTED TO      EXERCISE                   GRANT DATE
                                         OPTIONS       EMPLOYEES IN     OR BASE      EXPIRATION     PRESENT
NAME                                  GRANTED (#)(1)   FISCAL YEAR    PRICE ($/SH)      DATE      VALUE ($)(2)
----                                  --------------   ------------   ------------   ----------   ------------
Gerald L. Radke.....................      82,000           9.1%          $12.50        2/8/10       $424,670
Michael J. Bleisnick................      50,000           5.5            12.50        2/8/10       $259,000
James F. Dore.......................      50,000           5.5            12.50        2/8/10       $259,000
Gordon Forsyth, III.................      50,000           5.5            12.50        2/8/10       $259,000
Michael J. Toman....................      50,000           5.5            12.50        2/8/10       $259,000

---------------

(1) Consists of non-qualified options granted pursuant to PXRE's 1992 Officer Incentive Plan. The exercise price of the options listed in the above table is 100% of the fair market value of PXRE's Common Shares on the date of grant (February 8, 2000). For this purpose, the fair market value of a share of PXRE's Common Stock is the average of the high and low prices per share quoted on the New York Stock Exchange on the date of grant. The options listed above become exercisable in four equal annual installments, subject to the grantee remaining in the continuous employ of PXRE or its affiliates for at least one year from the date of the grant, except where such employment terminates by reason of death, permanent disability or retirement at or after age 65 with PXRE's consent; provided, however, that upon the earlier of (i) a change of control of PXRE or (ii) the Common Shares of PXRE ceasing to be publicly traded, any unexercised portion of an option will become exercisable. Options may also be surrendered in exchange for a cash payment in the event of a change of control of PXRE or the cessation of public trading of the Common Shares of PXRE, in each case under certain circumstances. Options are not transferable by a grantee other then by will or the laws of descent and distribution, and during the lifetime of a grantee an option will be exercisable only by the grantee or, if the grantee is legally incapacitated, by the grantee's duly appointed guardian or legal representative. The 1992 Officer Incentive Plan authorizes the administering committee to include in individual stock option agreements with grantees a provision allowing grantees to satisfy any federal, state or local income tax liabilities resulting from option exercises by having PXRE withhold the appropriate number of Common Shares at the time of exercise (subject in each instance to committee approval), but the 1992 Officer Incentive Plan does not provide for cash payments by PXRE to cover any such income taxes.
(2) In accordance with the Commission's rules, in order to determine grant date present values in the above table, PXRE used the Black-Scholes model of option valuation, adjusted to reflect an option term of 5 years, which represents the weighted average (by number of options) over the past ten years of the length of time between the grant dates of options under PXRE's plans and their exercise dates for the named executive officers. The model also assumes: (i) an interest rate that represents the interest rate on a U.S. government zero coupon bond with a maturity equal to the term of the grant; (ii) volatility calculated using a weekly stock price for five years (260 weeks) prior to the grant date; and (iii) dividends estimated at the annual rate of $0.24 per share. Based on this model, the present value of the options on the February 8, 2000 grant date was determined to be $5.18 per option. PXRE does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT DECEMBER 31, 2000

                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                 STOCK OPTIONS AT           IN-THE-MONEY STOCK
                                SHARES                               12/31/00               OPRIONS AT 12/31/00
                              ACQUIRED ON       VALUE                 (#)(2)                      ($)(3)
            NAME              EXERCISE(#)   REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              -----------   --------------   -------------------------   -------------------------
Gerald L. Radke.............         0         $     0             90,276/93,999              $     0/358,750
Michael J. Bleisnick........    14,571          80,653             50,337/56,334              $73,158/218,750
James F. Dore...............         0               0                  0/50,000              $     0/218,750
Gordon Forsyth, III.........    14,086          80,914             49,812/56,334              $70,812/218,750
Michael J. Toman............         0               0                  0/50,000              $     0/218,750

---------------

(1) Represents the difference between the closing prices of PXRE's Common Shares as reported on the New York Stock Exchange on the dates of exercise and the exercise prices of the options.
(2) For Mr. Radke, consists of options for 184,275 PXRE Common Shares granted in 1993-2000 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $12.50 to $32.938 per share, 90,276 of which options were exercisable at December 31, 2000. For Mr. Bleisnick, consists of options for 12,193 PXRE Common Shares granted in 1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices of $10.875 per share, all of which options were exercisable at December 31, 2000, and options for 94,478 PXRE Common Shares granted in 1993-2000 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $12.50 to $32.938 per share, 38,144 of which options were exercisable at December 31, 2000. For Mr. Forsyth, consists of options for 11,802 PXRE Common Shares granted in 1992 pursuant to PXRE's 1988 Stock Option Plan at an exercise price of $10.875 per share, all of which options were exercisable at December 31, 2000, and options for 94,344 PXRE Common Shares granted in 1993-2000 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $12.50 to $32.938 per share, 38,010 of which options were exercisable at December 31, 2000. For Messrs. Dore and Toman, consists of 50,000 PXRE Common Shares granted in 2000 pursuant to PXRE's 1992 Officer Incentive Plan at an exercise price of $12.50 per share, none of which options were exercisable at December 31, 2000.
(3) Represents the difference between the closing price of PXRE's Common Shares as reported on the New York Stock Exchange on December 29, 2000 ($16.875) and the exercise prices of the options.

PENSION PLAN

     The following table indicates estimated total annual benefits payable under the PXRE Reinsurance Company Retirement Plan and the Supplemental Executive Retirement Plan as a Life Annuity upon retirement at age 62 in 2000, to persons in specified final average compensation and years of service classifications.

                                                                  YEARS OF SERVICE
                                                  ------------------------------------------------
            AVERAGE ANNUAL EARNINGS                  5        10        15         20        25
            -----------------------               -------   -------   -------   --------   -------
$125,000........................................  $16,667   $33,333   $50,000   $ 50,000   $62,029
 150,000........................................   20,000    40,000    60,000     60,374    75,467
 175,000........................................   23,333    46,667    70,000     71,124    88,904
 200,000........................................   26,667    53,333    80,000     82,824   102,342
 225,000........................................   30,000    60,000    90,000     92,624   115,779
 250,000........................................   33,333    66,667   100,000    103,374   129,217
 275,000........................................   36,667    73,333   110,000    114,124   142,654
 300,000........................................   40,000    80,000   120,000    124,874   156,092
 400,000........................................   53,333   106,667   160,000    167,874   209,842
 500,000........................................   66,667   133,333   200,000    210,874   263,592
 600,000........................................   80,000   160,000   240,000    253,874   317,342
 700,000........................................   93,333   186,667   280,000    296,874   371,092
 800,000........................................  106,667   213,333   320,000    339,874   424,842
 900,000........................................  120,000   240,000   360,000    382,874   478,592

     These benefits include benefits that may be payable from the Retirement Plan, the Supplemental Executive Retirement Plan and the Savings Plan (which are attributable to the Target Benefit Plan). The benefits in the above table are not subject to any deduction for Social Security or other offset amounts.

     For each of the named current executive officers, annual covered compensation for 2000 is as follows: Mr. Radke: $694,128; Mr. Bleisnick:
$426,193; Mr. Forsyth: $407,857; Mr. Dore: $363,000; and Mr. Toman: $323,000.
Annual covered compensation consists of base salary (as shown in the "Salary" column of the Summary Compensation Table) and the average amount of bonuses paid (including the value of the portion of bonuses paid in shares of restricted stock) over the preceding 10 years (or shorter period of employment). The full years of credited service for each of the named current officers is as follows:
Mr. Radke: 25, Mr. Bleisnick: 16, Mr. Forsyth: 14, Mr. Dore: 1, and Mr. Toman:
2.

STOCK PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of PXRE's previous or future filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Stock Performance Graph and Report of the Human Resources Committee of the Board of Directors of PXRE shall not be incorporated by reference into any such filings.

                    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                         RETURN AMONG PXRE, S&P 500 AND
                     DOW JONES PROPERTY AND CASUALTY INDEX

                                                        PXRE CORP                    S&P 500                  DOW JONES P&C
                                                        ---------                    -------                  -------------
1995                                                       100                         100                         100
1996                                                        96                         123                         118
1997                                                       132                         164                         167
1998                                                       103                         211                         158
1999                                                        57                         255                         118
2000                                                        74                         232                         192

     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1995. For each subsequent year, the total return for PXRE and for each index is stated as of December 31 of such year.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS OF PXRE

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation:

     PXRE Group Ltd. (the "Company") has implemented compensation policies, plans and programs which seek to increase the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's executives with those of its shareholders. Emphasis is placed on the achievements of the Company as an integrated unit.

     The Human Resources Committee of the Company has established an executive compensation program to achieve the following goals:

          1. To attract and retain key executives critical to the long-term success of the Company.

          2. To promote the enhancement of shareholder value.

          3. To reward executives for long-term strategic management.

          4. To support a performance-oriented environment resulting in above average total compensation for above average Company results.

COMPENSATION MIX

     The Company's executive compensation program consists of three components (base salary, annual incentives and long-term incentives) designed to promote the above-stated goals.

     BASE SALARY. Base salary is targeted at the competitive median for competitors in the reinsurance industry. For the purpose of establishing base salary levels, the Company from time to time compares the levels of executive base salary paid by it to those levels paid to the executives of other public and private reinsurance companies in the United States.

     Executive salaries are reviewed by the Committee in the first quarter of each year. The Chief Executive Officer submits an annual salary plan to the Committee and the Committee reviews the plan and determines any appropriate modifications. Any increases in an individual executive's salary from year to year are based on (1) increased contribution to the Company by the individual and (2) increases in median competitive pay levels. Based upon these factors, in 2000 the Committee determined that it was appropriate to increase executive base salaries by an average of 6.80%.

     ANNUAL INCENTIVES. The Restated Employee Annual Incentive Bonus Plan, adopted by the Company in 1992 and amended in 1994, 1997 and 2000, is intended to reflect the Company's belief that management's contribution to shareholder returns comes from maximizing earnings at an appropriate level of risk across the reinsurance cycle. Annual target bonuses are determined for each eligible employee, and following the end of each year the Committee determines to what extent each employee's target bonus for the year has been earned. The full target bonus will be paid to the employee if the Company achieved a 13% after tax return on equity for the year. The bonus award will be adjusted up to 150% or down to 0% of the target bonus based on the actual return on equity achieved by the Company for the year.

     Pursuant to the Annual Bonus Plan, the bonus award for all officers is payable 70% in cash and 30% in restricted stock, at the current market value. The partial payment in restricted stock ties a portion of each executive's annual incentive award to the Company's stock price over time. Employees who are not officers of the Company receive the entire bonus award in cash. The Committee may adjust the cash portion of any bonus award (plus or minus 20% for officers, 40% for non-officers) to reflect individual performance. The maximum cash and restricted stock bonus awards that a participant who is a covered employee at the end of the year may receive is $1 million.

     Commencing with the year 1996, awards to officers who are tax residents of Belgium (or other countries) that tax restricted stock awards in the year received (rather than in the year that the restrictions lapse) are made in cash units credited to an unfunded account. The units vest at the same time that restricted stock awards vest, and are paid to the officer in cash. No earnings or losses (other than fluctuations in the PXRE stock price) are credited to the account.

     In February 2001, the Committee determined that no bonus amounts were payable to the Company's executive officers under the Restated Employee Annual Incentive Bonus Plan based on the 2000 performance of the Company. Nevertheless, upon the recommendation of management that to attract and retain key performers even in years with poor results it was necessary to pay reasonable bonus amounts, the Committee determined to grant discretionary bonus amounts aggregating approximately $466,000 outside of the Annual Bonus Plan, representing for most non-executive officers receiving bonuses approximately 20% of target bonuses determined as provided in the Annual Bonus Plan.

     LONG-TERM INCENTIVES. In March 1992, the Committee made its final awards under the Company's 1988 Stock Option Plan, which was effectively "frozen" by the Board of Directors as of December 31, 1992 so that no further options could thereafter be granted under such Plan. In May 1992, the shareholders of the Company approved the 1992 Senior Executive Incentive Plan, which provided for grants of long-term incentive awards to senior executives of the Company. The Plan was amended in 1994 by vote of the shareholders of the Company to allow the grant of long-term incentive awards to any officer of the Company, and the name of the Plan was changed to 1992 Officer Incentive Plan to recognize the broader base of participants. The 1992 Officer Incentive Plan was also amended in 1997, 1999 and 2000. The 1992 Officer Incentive Plan provides the Committee with the flexibility to grant long-term incentives in two forms: stock options and restricted stock.

     Each year, the Committee determines whether it is appropriate to grant stock option and/or restricted stock awards to eligible officers. Grants for each officer are determined based on industry norms, with the Committee having the flexibility to adjust individual awards. Awards are considered in conjunction with the annual salary plan and the overall goals of the Company's executive compensation program. The Committee believes that its past option grants under the 1988 Stock Option Plan have focused, and its option and restricted stock grants under the 1992 Officer Incentive Plan will continue to focus, management's attention on building shareholder value.

     The Committee granted non-qualified options to purchase a total of 900,450 Common Shares at an exercise price of $12.50 per share (market value on grant date) in February of 2000 to the Company's officers pursuant to the 1992 Officer Incentive Plan. Grants with respect to 96,650 restricted Common Shares were made during or with respect to 2000 pursuant to the 1992 Officer Incentive Plan. Such grants were made pursuant to the Committee's evaluation of each grantee's base salary and position with the Company, the fair market value of the Common Shares on the date of grant and competitive compensation levels within the industry.

     The Internal Revenue Code has set certain limitations on the deductibility of compensation paid to a public company's five most highly compensated executive officers. Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes. Accordingly, to comply with regulations regarding the deductibility of executive compensation expense, the Restated Employee Annual Incentive Bonus Plan and the 1992 Officer Incentive Plan were amended in 1997.

CHIEF EXECUTIVE COMPENSATION

     The Committee determined the Chief Executive Officer's compensation for 2000 based upon a number of factors and criteria. The Chief Executive Officer's base salary was increased by 4% during 2000, based upon a review of similar companies adjusted for size and capitalization and upon review of the Chief Executive Officer's performance as regards the achievement of long-term strategic goals and the management of the Company.

     In February 2000, the Chief Executive Officer received options to purchase a total of 82,000 Common Shares at an exercise price of $12.50 per share (market value on grant date) under the 1992 Officer Incentive Plan. He also received a grant of 9,000 restricted Common Shares under the 1992 Officer Incentive Plan. As discussed above, such grants were determined pursuant to the Committee's evaluation of the Chief Executive Officer's base salary and position with the Company, the fair market value of the Common Shares on the date of grant and competitive CEO compensation levels within the industry.

     Human Resources Committee:
        Robert W. Fiondella (Chairman)
        Franklin D. Haftl
        Halbert D. Lindquist
        Wendy Luscombe
        David Searfoss

February 12, 2001

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the five current members of the Human Resources Committee, Mr. Fiondella and Mr. Searfoss are executive officers and directors of Phoenix Home Life. As of the Record Date, Phoenix Home Life owned 9.5% of the issued and outstanding Common Shares of PXRE. PXRE and various of its subsidiaries are parties to investment advisory agreements with Phoenix Investment Partners, a subsidiary of Phoenix Home Life. Pursuant to these agreements, which are terminable by either party on 60 days' notice, Phoenix Investment Partners provides, or arranges for another party to provide, investment research and advice, implementation of investment transactions, clearing agent and custodian services, monthly reports on portfolio transactions and other related services. The amount of investment advisory fees payable pursuant to such agreements generally is equal to 0.15% of average assets under management plus out-of-pocket expenses. PXRE and its subsidiaries incurred fees of approximately $439,000 to Phoenix Investment Partners for services performed in fiscal year 2000. Management of PXRE expects such fees for 2001 will, in the aggregate, be approximately $408,000, plus out-of-pocket expenses. PXRE believes that the terms of the investment advisory agreements described above are no less favorable to PXRE and its affiliates than terms available for comparable services from unaffiliated persons.

TOMAN EMPLOYMENT AGREEMENT

     Michael J. Toman, Executive Vice President -- Direct Reinsurance, and PXRE Reinsurance are parties to an employment agreement, dated as of June 8, 1998, providing for Mr. Toman's employment with PXRE Reinsurance for a three year term expiring in June 2001. See the Summary Compensation Table above and "Termination and Change of Control Arrangements" below for information regarding Mr. Toman's compensation and regarding Mr. Toman's participation in various PXRE benefit plans with termination and change of control arrangements. Mr. Toman's employment agreement with PXRE Reinsurance contains non-solicitation, confidentiality and non-competition provisions.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     EXECUTIVE SEVERANCE PLAN. In 1989, the Board of Directors approved an Executive Severance Plan for designated officers of PXRE, which has been renewed for an additional five year term to and including August 31, 2004.

     The Executive Severance Plan provides to designated officers certain benefits in the event of termination without cause or constructive discharge within 6 months before a "Change of Control" (as defined in the Executive Severance Plan) or within one year thereafter (two years for Mr. Gerald Radke). The Executive Severance Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Executive Severance Plan) other than PXRE or Phoenix Home Life or its affiliates becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after such transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the shareholders of PXRE approve a plan of liquidation or dissolution of PXRE; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had previously been so approved, cease to constitute a majority of the Board.

     The benefits consist of a lump sum cash payment equal to (i) one year's salary (for Mr. Gerald Radke two years if terminated within 12 months of a change of control), (ii) accrued but unpaid bonuses, (iii) present value of employer contributions to PXRE's Pension Plan and the 401(k) Plan (the "Qualified Plans") for one year (two years for Mr. Radke if terminated within 12 months of a change of control), and (iv) amounts forfeited under the Qualified Plans on termination of employment, reduced by the present value of payments under any employment agreement, Company policy or statute. In addition, one year's coverage (two years for Mr. Radke) is provided to the officer under PXRE's medical, life and other welfare benefit plans in which the officer participated. In determining these benefits, the one and two year periods do not extend past age 65.

     PXRE also indemnifies the officer for any excess parachute payment excise tax (and the excise and income tax on such indemnity) for which the officer may become responsible, as well as attorney's fees required to enforce such officer's rights under the Plan.

     The Executive Severance Plan has a five year term subject to renewal only if the Board of Directors determines prior to the end of such term (or the end of any subsequent renewal term) that the Plan shall be renewed; the Plan continues in the event of a change of control until all obligations are satisfied.

     Messrs. Gerald Radke, Dore, Bleisnick, Forsyth and Toman participate in the Plan, with 37 others. Were a change of control of PXRE to have occurred on December 31, 2000 and if the employment of the named executive officers with PXRE had then been terminated as provided in the Executive Severance Plan, it is estimated that the compensation payable to Messrs. Gerald Radke, Dore, Bleisnick, Forsyth and Toman would have been $1,040,000, $330,000, $340,000, $370,000 and $293,000, respectively.

     1988 STOCK OPTION PLAN. Adopted in 1988 and subsequently frozen, the 1988 Stock Option Plan (the "1988 Option Plan") provided for the grant of incentive stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as non-qualified stock options not intended to qualify as incentive stock options under the Code. As of the Record Date, Messrs. Bleisnick and Forsyth held outstanding non-qualified options to purchase 12,193 and 11,802 Common Shares, respectively, pursuant to the 1988 Option Plan. All of such options had vested in accordance with the provisions of the 1988 Option Plan, and were exercisable, as of the Record Date. (Mr. Gerald Radke is omitted from the foregoing discussion because as of the Record Date he had fully exercised the options granted to him pursuant to the 1988 Option Plan. Messrs. Dore and Toman are omitted from the foregoing discussion because they were not participants in the 1988 Option Plan.)

     Under the 1988 Option Plan, an optionee may elect up to 60 days following a Change of Control (as defined below) to surrender all or part of his or her non-qualified options and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) the excess of the per share net worth (as determined under the 1988 Option Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1988 Option Plan provides that "fair market value" for non-qualified options is the higher of (a) the highest trading price of PXRE's shares (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per share shown on Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or (c) if the Change of Control (as defined below) occurs as the result of shareholder approval of a merger or consolidation (as described in the 1988 Option Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price paid pursuant to such transaction.

     In addition, under the 1988 Option Plan an optionee may elect up to 60 days following the cessation of the public trading of the shares of PXRE (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her non-qualified options and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) the amount determined under the per share net worth valuation method described above. For this purpose, "fair market value" means the highest public trading value (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such cessation of public trading.

     The 1988 Option Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control (as defined below) resulting from certain mergers and consolidations, sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been canceled.

     Under the 1988 Option Plan, an election is not transferable other than by will or the laws of intestacy. An optionee who is subject to Section 16(b) of the Exchange Act may only exercise an election in compliance with Rule 16b-3(e) thereunder.

     The 1988 Option Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the shareholders approve a plan of liquidation or dissolution of PXRE; or (iv) during a period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board.

     RESTATED EMPLOYEE ANNUAL INCENTIVE BONUS PLAN. Adopted in 1992, the Restated Employee Annual Incentive Bonus Plan, as amended (the "Restated Bonus Plan"), provides for annual employee incentive awards comprised of cash and, in the case of senior and junior executives, restricted PXRE Common Shares ("Restricted Shares"). More specifically, the Restated Bonus Plan (i) links the funding of the annual bonus pool for all participating employees to PXRE's "return on equity" (defined in the Restated Bonus Plan as PXRE's consolidated net income for the fiscal year divided by PXRE's average stockholders' equity for such fiscal year); and (ii) provides the Restated Bonus Plan Committee (which administers the Restated Bonus Plan) with the discretion to adjust the final annual bonus pool amount for allocation to participants by up to plus or minus 25% of such pool. Subject to certain adjustments as provided in the Restated Bonus Plan, a maximum of 350,000 PXRE Common Shares has been reserved for awards of Restricted Shares under the Restated Bonus Plan. Authorized and unissued shares may be used for grants of Restricted Shares under the Restated Bonus Plan.

     Restricted Share awards consist of grants of PXRE Common Shares, which are generally subject to forfeiture if the recipient's employment with PXRE terminates during the restricted period specified in the award. Subject to the discretion of the Restated Bonus Plan Committee, the period must be at least three years, measured as provided in the Restated Bonus Plan (the "Restricted Period"). The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed. The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the Restated Bonus Plan Committee. The Restated Bonus Plan Committee requires a participant receiving an award of Restricted Shares to enter into a Restricted Share Agreement with PXRE containing the foregoing restrictions and such other terms as the Restated Bonus Plan Committee may deem advisable.

     Upon the earlier of a Change of Control of PXRE or the shares of PXRE ceasing to be publicly traded, any remaining Restricted Period applicable to Restricted Shares will immediately lapse. For this purpose, a "Change of Control" of PXRE will be deemed to have occurred if (i) any person (as defined in the Restated Bonus Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of PXRE;
(iii) the shareholders of PXRE approve a plan of liquidation or dissolution of PXRE; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board.

     Messrs. Gerald Radke, Dore, Bleisnick, Forsyth and Toman are each eligible to participate in the Restated Bonus Plan. No Restricted Share and cash bonus awards under the Restated Bonus Plan were made to Messrs. Gerald Radke, Dore, Bleisnick, Forsyth and Toman in respect of fiscal year 2000. Restricted Share and cash bonus awards under the Restated Bonus Plan, and discretionary cash bonuses outside of the Restricted Bonus Plan, were made in prior years to those individuals, as noted in the Summary Compensation Table above.

     1992 OFFICER INCENTIVE PLAN. Adopted in 1992, the 1992 Officer Incentive Plan, as amended (the "1992 Officer Incentive Plan") provides for both grants of options and awards of Common Shares with certain restrictions (the "Restricted Shares") to officers of PXRE or its affiliates. More specifically, the 1992 Officer Incentive Plan provides for the grant of incentive stock options (the "Incentive Stock Options") which are intended to qualify as incentive stock options under Section 422 of the Code, non-qualified stock options which are not intended to qualify as incentive stock options under the Code ("Non-Qualified Options"), and awards of Restricted Shares, as determined by the 1992 Incentive Plan Committee, which administers the 1992 Officer Incentive Plan. Subject to certain adjustments as provided in the 1992 Officer Incentive Plan, a maximum of 2,750,000 PXRE Common Shares has been reserved for issuance upon the exercise of options and grants of Restricted Shares under the Plan. Authorized but unissued shares may be used for grants of options or Restricted Shares under the Plan.

     All options and Restricted Share awards are evidenced by agreements (the "Stock Option Agreements" and the "Restricted Share Agreements", respectively) on the terms and conditions set forth in the 1992 Officer Incentive Plan and such other terms and conditions as the 1992 Incentive Plan Committee determines.

     Options must be granted within ten years of the adoption of the 1992 Officer Incentive Plan. Options have a term not to exceed ten years. The exercise price for Incentive Stock Options and Non-Qualified Options must be equal to or exceed the fair market value of the Common Shares on the date the option is granted. Option granted under the 1992 Officer Incentive Plan cannot be repriced (other than in connection with an adjustment of the PXRE Common Shares).

     Subject to the 1992 Incentive Plan Committee's discretion, no part of any option may be exercised unless the optionee remains in the continuous employ of PXRE or its affiliates for at least one year from the date of grant of the option, except where such employment terminates by reason of death, permanent disability or retirement with PXRE's consent.

     No options are transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee an option is exercisable only by the optionee or, if the optionee is legally incapacitated, by the optionee's duly appointed guardian or legal representative.

     The 1992 Officer Incentive Plan provides that the restricted period for all Restricted Shares is subject to the 1992 Incentive Plan Committee's discretion, but in no event will be less than three years (the "Restricted Period"). The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the 1992 Incentive Plan Committee. Restricted Shares are generally subject to forfeiture if the recipient's employment with PXRE terminates during the Restricted Period. The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed.

     The 1992 Officer Incentive Plan provides that upon the earlier of (i) a Change of Control of PXRE or (ii) the Common Shares of PXRE ceasing to be publicly traded, any unexercised portion of an option shall become exercisable and any Restricted Period applicable to Restricted Shares shall immediately lapse. The Plan incorporates the same definition of "Change of Control" as that contained in the Restated Bonus Plan.

     The 1992 Incentive Plan Committee may grant to an optionee for up to 60 days following a Change of Control the right to elect to surrender all or part of his or her option and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the 1992 Officer Incentive Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1992 Officer Incentive Plan provides that "fair market value" for Non-Qualified Options is the higher of (a) the highest trading price of PXRE's Common Shares (as determined under the Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per Common Share shown on the Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or (c) if the Change of Control occurs as the result of shareholder approval of a merger or consolidation (as described in the Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price per share paid pursuant to such transaction. With respect to Incentive Stock Options, "fair market value" means fair market value as determined under Section 1.2(g) of the Plan.

     In addition, under the 1992 Officer Incentive Plan the optionee may elect up to 60 days following the cessation of the public trading of PXRE Common Shares (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her option and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted. For this purpose, "fair market value" means the highest trading price (as determined under the Plan) during the 90-day period ending on the date of such cessation of public trading, except that for Incentive Stock Options it means "fair market value" as determined under Section 1.2(g) of the Plan.

     The 1992 Officer Incentive Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control resulting from certain mergers and consolidations, the sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been canceled.

     Messrs. Gerald Radke, Dore, Bleisnick, Forsyth and Toman are each eligible to participate in the 1992 Officer Incentive Plan. In February 2000, Restricted Share awards were granted under the Plan to

Messrs. Radke, Dore, Bleisnick, Forsyth and Toman in respect of fiscal year 2000, as noted in the Summary Compensation Table above. Non-qualified options were also granted in prior years under the Plan to Messrs. Radke, Dore, Bleisnick, Forsyth and Toman.

     TRANSNATIONAL RE OFFICER INCENTIVE PLAN. The Transnational Re Officer Incentive Plan (the "TREX Plan"), an unfunded non-tax-qualified officer incentive plan was assumed by PXRE in the Merger. According to the TREX Plan, designated officers of TREX (who are also officers of PXRE) were eligible to participate in an annual bonus pool equal to the net income (as defined) of TREX for each fiscal year in the period 1994 through 1998. In connection with the Merger, the TREX Plan was amended to provide that, among other things, the annual bonus pool for 1996 would be the final annual bonus pool under the TREX Plan and, therefore, amounts payable pursuant to the TREX Plan would be frozen as of December 31, 1996. The bonuses payable under the TREX Plan were earned in three equal installments. The first installment was earned as of December 31, 1996 and was paid in February 1997; the second installment was earned as of December 31, 1997 and was paid in February 1998; the third installment was earned on December 31, 1998 and was paid in February 1999. Each of the named executive officers (other than Messrs. Dore and Toman) was a participant in the TREX Plan and the amounts earned thereunder in the applicable years are set forth in note (5) to the Summary Compensation Table.

                         CERTAIN BUSINESS RELATIONSHIPS

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Reference is made to the discussion under "EXECUTIVE
COMPENSATION -- Compensation Committee Interlocks and Insider Participation" regarding the investment advisory relationship between PXRE and its subsidiaries and Phoenix Investment Partners, a subsidiary of Phoenix Home Life.

SELECT REINSURANCE LTD.

     PXRE is a party to two quota share agreements with Select Re, which principally involve a multi-year fee-based undertaking by PXRE through the year ending December 31, 2003 to present business to Select Re. The undertaking, which is subject to adjustment based on Select Re's shareholders' equity, was approximately $22.1 million in aggregate premium for 2000. See Exhibit 10.3 to PXRE's Form S-4 Registration Statement dated August 18, 1999 (File No. 333-85451). Gerald Radke (Chairman, President and Chief Executive Officer of
PXRE) and Jeffrey Radke (Executive Vice President of PXRE and President of its Bermuda reinsurance subsidiary PXRE Reinsurance Ltd.) are on the Board of Directors of Select Re and are shareholders of Select Re. Gerald Radke is Co-Vice Chairman of Select Re and Jeffrey Radke was formerly the President of Select Re. A Committee of the Board of Directors of PXRE (composed of Mr. Haftl and Ms. Luscombe) independently reviewed the quota share agreements between PXRE and Select Re and approved the same.

     In addition to the quota share arrangement between PXRE and Select Re, PXRE entered into several other reinsurance transactions with Select Re during 2000. Under these reinsurance transactions, Select Re provided retrocessional support on a corresponding number of finite and other lines reinsurance transactions underwritten by PXRE. These reinsurance transactions involved reinsurance premiums ceded during 2000 of $26,814,000 in the aggregate. As of December 31, 2000, net assets of $21,226,000 were due in the aggregate from Select Re in connection with such reinsurance transactions, all of which were secured by way of reinsurance trust, letters of credit or funds held.

BERMUDA HOUSING

     During 1999, PXRE entered into a lease for a home in Bermuda for a term of 2 years that allows it to provide housing for PXRE's Chairman, President and Chief Executive Officer at an annual rental of approximately $90,000, and a lease for an apartment in Bermuda for a term of 2 years that allows it to provide housing for PXRE's Chief Financial Officer at an annual rent of approximately $72,000 in the first year and $84,000 in the second year. These leases relieve PXRE from providing such persons with a housing allowance.

     During 2000, PXRE entered into an arrangement in which Jeffrey Radke leased and PXRE provided a mortgage for a home in Bermuda for a term of up to 20 years (the "PXRE Mortgage"). This arrangement fixed the housing allowance expense borne by PXRE for the period of the PXRE Mortgage. The PXRE Mortgage, in the amount of $500,000, was provided to a charitable trust to purchase the house and PXRE received a second mortgage (the first mortgage is in the amount of $1,000,000). The PXRE Mortgage earns interest at a rate dependent on the sale price of the home at the conclusion of the PXRE Mortgage. The interest rate is set at LIBOR.

MORGAN, LEWIS & BOCKIUS

     During 2000, PXRE retained, and during 2001, PXRE intends to retain, Morgan, Lewis & Bockius LLP to provide legal services. Mr. Browne, a director of PXRE, is senior counsel to Morgan, Lewis & Bockius LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires PXRE's directors and executive officers, and persons who own more than 10% of a registered class of PXRE's equity securities, to file with the Commission and the New York Stock Exchange reports of ownership and changes in ownership of PXRE's registered equity securities. Executive officers, directors and greater-than-10% stockholders are also required to furnish PXRE with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports, and any amendments thereto, furnished to PXRE and written representations that no Form 5 reports were required, PXRE believes that, during the fiscal year ended December 31, 2000 all Section 16(a) filing requirements applicable to PXRE's executive officers, directors and greater-than-10% stockholders were complied with.

                             SHAREHOLDER PROPOSALS

     If a shareholder desires to present a proposal for inclusion in next year's Proxy Statement, such shareholder must submit such proposal in writing to PXRE for receipt not later than December 31, 2001. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in PXRE's year 2002 proxy materials. Shareholders who wish to submit a proposal for consideration at PXRE's year 2002 annual general meeting of shareholders, but who do not wish to submit a proposal for inclusion in PXRE's proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than 45 days prior to the day and month of the notice of meeting pertaining to the 2001 Annual General Meeting of Shareholders during the year 2002 and otherwise comply with the notice provisions of PXRE's Bye-Laws. If a shareholder fails to provide such 45 day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual general meeting. In either case, proposals should be delivered to PXRE Group Ltd., Suite 231, 12 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary.

                                    GENERAL

     PXRE's Annual Report to Shareholders, which contains financial statements for the year ended December 31, 2000, as well as other information concerning the operations of PXRE, is being sent to you with this Proxy Statement.

     PXRE FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A copy of the report for fiscal year 2000 will be furnished without charge to any shareholder sending a written request therefor to: Secretary, PXRE Group Ltd., Suite 231, 12 Church Street, Hamilton HM 11, Bermuda, or can also be accessed through PXRE's web site at: www.pxregroup.com. At the date of this Proxy Statement, management has no knowledge of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual General Meeting, which will be presented at the Annual Meeting. However, if any other matters should properly come before the meeting it is intended that Proxies shall be voted thereon in accordance with the best judgment of the person or persons voting such Proxies.

                                          PXRE GROUP LTD.

Hamilton, Bermuda

                                                                      APPENDIX A

                                PXRE GROUP LTD.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     1. PURPOSE. The Audit Committee (the "Committee") of the Board of Directors (the "Board") of PXRE Group Ltd. (the "Corporation") assists the Board in fulfilling its oversight responsibilities. The Audit Committee will consider and review the financial reporting process and related financial information to be reported to shareholders and others, the Corporation's internal control environment, the audit of the Corporation's annual financial statements, and the Corporation's procedures for monitoring compliance with laws and regulations. In performing its duties, the Committee will maintain effective working relationships with the Board, management and the Corporation's independent auditor.

     2. MEMBERSHIP. The Committee will be comprised of at least three members, including a Chairman, all of whom will be selected by, and who will serve at the pleasure of, the Board. All members of the Committee must be "independent directors," meaning directors who are independent of management of the Corporation and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as Committee members. All members of the Committee must be, or must become within a reasonable period of time after appointment to the Committee, persons qualified by experience, education or training in business, finance or accounting, so that they are able to read, understand and critically review fundamental business financial statements. At least one member of the Committee must have accounting or related financial management expertise. In addition, no person may be a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule of the United States Securities and Exchange Commission ("SEC") or any exchange on which the Common Shares of the Corporation are traded.

     3. MEETINGS. The Committee will hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent auditor. The Committee may ask members of management, the Corporation's independent auditor, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request. The Committee will keep written minutes of its meetings.

     4. COMMITTEE RESPONSIBILITIES. The Committee will have the following responsibilities:

          a. To recommend to the Board (for the Board's recommendation to shareholders) the independent auditor to be selected to conduct audits of the annual financial statements of the Corporation and to assure that the independent auditor is ultimately accountable to the Committee and the Board; if referred by the shareholders, to review and approve the compensation of the independent auditor; to evaluate the independent auditor; and, where appropriate, to recommend to the Board the discharge of the independent auditor.

          b. To require the independent auditor to submit to the Committee periodically a formal written statement delineating all relationships between the independent auditor and the Corporation, including but not limited to management consulting services provided by the independent auditor, and related fees; to discuss with the independent auditor all such relationships; and, based on such written statement and discussions, to review and assess the independence of the independent auditor and recommend that, where appropriate, the Board take action in response to the independent auditor's statement to satisfy itself of the independent auditor's independence.

          c. To consider, in consultation with the independent auditor and financial management of the Corporation, the audit scope and plan of the independent auditor.

          d. To review with the independent auditor and management of the Corporation at the conclusion of the audit:

             i. the Corporation's annual financial statements and related footnotes;

             ii. the independent auditor's audit of and report on such financial statements, including any significant accounting matters and findings and management's responses to them;

             iii. any significant changes in the independent auditor's audit scope or plan from that previously presented to the Committee;

             iv. any significant transactions not a normal part of the Corporation's business and the manner in which they were accounted for in such financial statements;

             v. the independent auditor's qualitative judgments and recommendations about the appropriateness of the Corporation's accounting principles and practices, any proposed changes in such accounting principles and practices and the degree of the Corporation's implementation of previously recommended changes in accounting principles and practices;

             vi. any lack of cooperation or disputes with management encountered by the independent auditor during the course of the audit, including any restrictions on the scope of their work or access to requested information; and

             vii. other matters related to the conduct of the audit that should be communicated to the Committee under generally accepted auditing standards.

          e. To determine whether to recommend to the Board that the audited financial statements be included in the annual report of the Corporation to be filed with the SEC.

          f. To consider and review with the independent auditor and the management of the Corporation the adequacy and effectiveness of the Corporation's internal controls, including computerized information system controls and security, and any significant findings and recommendations by the independent auditor with respect to such controls, together with management's responses.

          g. To consider and review, prior to filing or release, annual reports of the Corporation to be filed with the SEC and other published documents containing the Corporation's annual financial statements, and to evaluate whether the information in such reports and documents is consistent with the information in the financial statements.

          h. To consider and review, prior to filing or release, interim financial reports of the Corporation to be filed with the SEC or otherwise released to the public.

          i. To prepare the report required to be included in the Corporation's Proxy Statement disclosing whether the Committee has reviewed and discussed the audited financial statements with management; has discussed matters specified by the SEC with the independent auditor; has received from the auditor disclosures regarding the auditor's independence as specified by the SEC; and has taken whatever action and prepared such other reports and letters as may be required from time to time by the SEC and/or any exchange on which the Common Shares of the Corporation are traded.

          j. To review policies and procedures covering officers' expense accounts and perquisites, including officers' use of corporate assets, and to consider the results of any review of these areas by the independent auditor.

          k. To review, together with counsel for the Corporation, legal and regulatory matters that may have a material effect on the Corporation's financial statements.

          l. To meet with the independent auditor and management in separate executive sessions to discuss matters then being considered by the Committee, that the Committee or any of these groups concludes should be discussed privately with the Committee.

          m. To review this Charter annually and update it when appropriate.

     V. INVESTIGATIONS AND STUDIES. The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities as described above, and may retain, at the expense of the Corporation, independent counsel, auditors or others necessary to assist in any such investigation or study.

PROXY                            PXRE GROUP LTD.                           PROXY
                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 2001
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerald L. Radke and James F. Dore, and each of them, with full power of substitution, the proxies of the undersigned to vote all of the Common Shares of PXRE Group Ltd. which the undersigned is entitled to vote at the Annual General Meeting of Shareholders of PXRE Group Ltd. to be held at the offices of PXRE Group Ltd., 99 Front Street, Hamilton
HM 12, Bermuda on June 12, 2001 commencing at 9:00 a.m., local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present upon:

UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF KPMG AS INDEPENDENT AUDITORS AND TO REFER THEIR REMUNERATION TO THE BOARD OF DIRECTORS.

                                (see other side)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
(1) ELECTION OF DIRECTORS:
                       [ ]  FOR                  [ ]  WITHHELD
              (Except as indicated otherwise)
    IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR VOTE, YOU MAY DO SO BY MARKING THROUGH OR OTHERWISE STRIKING OUT HIS OR HER NAME.
    NOMINEES:    F. Sedgwick Browne       Bernard Kelly      David W. Searfoss
(2) To approve the recommendation of the Board of Directors that KPMG be appointed as the Company's independent auditors for the fiscal year ending December 31, 2001 and to refer the determination of the auditor's remuneration to the Board of Directors.
                [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                                  (See other side)


                                                Please sign exactly as your name
                                                appears on this Proxy. If
                                                signing for estates, trusts or
                                                corporations, title or capacity
                                                should be stated. If shares are
                                                held jointly, each holder should
                                                sign.

                                                Dated:                    , 2001
                                                      --------------------

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                           Signature